Exhibit 2.1
     EXECUTION VERSION
PARTNERSHIP INTEREST PURCHASE AGREEMENT
This Agreement is made as of March 31, 2011, by and among FUNimation GP, LLC, a Texas limited liability company (“Buyer GP”), Anime LP Holdings, LLC, a Texas limited liability company (“Buyer ALP”), FUNimation LP, LLC, a Texas limited liability company (“Buyer FLP” and together with Buyer GP and Buyer ALP, the “Buyers”), Navarre CP, LLC, a Minnesota limited liability company (“Navarre CP”), Navarre CS, LLC, a Minnesota limited liability company (“Navarre CS”), Navarre CLP, LLC, a Minnesota limited liability company (“Navarre CLP” and together with Navarre CP and Navarre CS, the “Sellers”), and Navarre Corporation, a Minnesota corporation (“Navarre”).
RECITALS
     A. Navarre CP owns all of the general partnership interests in FUNimation Productions, Ltd., a Texas limited partnership (“Productions Company”);
     B. Navarre CLP owns all of the limited partnership interests in Productions Company;
     C. Navarre CS owns all of the general partnership interests in animeOnline, Ltd., a Texas limited partnership (“Anime Online and together with Productions Company, the “Companies”);
     D. Navarre CLP owns all of the limited partnership interests in Anime Online;
     E. Buyers desire to purchase all of the outstanding limited partnership interests and general partnership interests of Productions Company and Anime Online (collectively, the “Partnership Interests”), and Sellers desire to cause the sale of the Partnership Interests to Buyers on the terms and conditions hereinafter set forth; and
     F. Navarre wishes to undertake certain obligations hereunder.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     The capitalized terms referred to below have the meanings indicated (and other capitalized terms are defined elsewhere in this Agreement):
     “Accounts Payable” means the accrued or outstanding accounts payable of each of Productions Company and Anime Online, consistent with past practices, relating to the time period prior to the Closing Date (whether or not invoiced as of the Closing Date) but in all events exclusive of the payments due to Geneon Entertainment USA referenced in Section 5.4 hereof.

     “Accounts Receivable” means each of Productions Company’s and Anime Online’s accounts and notes receivable, deferred charges, chattel paper and other rights to receive payments prior to the Closing Date, consistent with past practices.
     “Agreement” means this Partnership Interest Purchase Agreement and the schedules and exhibits hereto and the other agreements attached hereto or made a part of this Agreement.
     “Anime Online” has the meaning set forth in the introductory paragraph.
     “Applicable Law” means all laws, statutes, treaties, rules, codes, ordinances or regulations, of any Governmental Authority.
     “Basket” has the meaning set forth in Section 7.1(b).
     “Buyer ALP” has the meaning set forth in the introductory paragraph.
     “Buyer FLP” has the meaning set forth in the introductory paragraph.
     “Buyer GP” has the meaning set forth in the introductory paragraph.
     “Buyers” has the meaning set forth in the introductory paragraph.
     “Cap” has the meaning set forth in Section 7.1(b).
     “Closing” means the actual delivery of the instruments for conveyance of the Partnership Interests, and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement, which will take place at the offices of Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, Minnesota, or such other location as the parties may agree.
     “Closing Date” means March 31, 2011.
     “Closing Date Debt” means all Indebtedness, if any, existing on the Funding Date.
     “Closing Date Debt Payoff Amount” means the aggregate amount necessary to fully repay and retire all Closing Date Debt.
     “Closing Payments” has the meaning set forth in Section 2.3.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Conflict of Interest” has the meaning set forth in Section 7.3(b).
     “Companies” has the meaning set forth in the introductory paragraph.
     “Distribution Agreement” has the meaning set forth in Section 6.1.
     “Effective Time” shall be as of 11:59 p.m. on the Closing Date.

     “Employment Agreement” has the meaning set forth in Section 5.8.
     “Employee Policies and Procedures” has the meaning set forth in Section 3.8.
     “Employment and Labor Agreements” has the meaning set forth in Section 3.8.
     “Encumbrances” means any mortgage, pledge, option, easement, deed of trust, right-of-way, encroachment, restriction, lien, charge, claim, security interest, easement or other encumbrances of any kind or nature.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 3.9.
     “Fundamental Representations” has the meaning set forth in Section 7.1.
     “Funding Date” means April 1, 2011.
     “Governmental Authority” means any national, federal, state, departmental, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court in whatever country having jurisdiction in whole or in part over the Companies.
     “Guaranty Agreement” means that certain Guaranty Agreement, dated May 29, 2007, by Navarre in favor of Landlord relating to the Lease.
     “Indebtedness” means, with respect to the Companies, any indebtedness for borrowed money, whether short term or long term and whether interest bearing or non-interest bearing, including, without limitation, capital or operating leases, and all interest, fees and other expenses owed with respect to such indebtedness. Notwithstanding the foregoing and for the avoidance of doubt, accounts payable incurred in the ordinary course and accrued expenses and liabilities shall be specifically excluded from the term “Indebtedness” for the purposes of this Agreement.
     “Indemnification Period” has the meaning set forth in Section 7.1(c).
     “Indemnified Party” has the meaning set forth in Section 7.3(a).
     “Indemnifying Party” has the meaning set forth in Section 7.3(a).
     “knowledge of the Companies, the Sellers or Navarre”, or words of similar import, shall mean the actual knowledge of each of Cary L. Deacon, J. Reid Porter, Ryan F. Urness, Diane D. Lapp, Linda A. Ruehle, Margo McManus, Mitchell Miller, Michael Janousek, Kimberly Woebler, Lina Shurslep and Jeffrey Mehr.
     “Landlord” shall mean FMBP Industrial I, LP or its successors and assigns or any Persons making any claim against Sellers, Navarre or their lenders relating to the Lease.
     “Lease” shall mean the Lease, dated May 29, 2007, between Productions Company and Landlord, relating to premises leased in Flower Mound, Texas.

     “Letter of Credit” means one or more Letter of Credit from Capital One Leverage Finance Corp. and/or Wells Fargo Foothill, LLC in favor of Landlord, issued to secure a release or modification of Navarre’s obligations under the Guaranty Agreement.
     “Letter of Undertaking” has the meaning set forth in Section 5.9.
     “Logistics Agreement” has the meaning set forth in Section 6.1.
     “Loss” or “Losses” means each and all of the following items to the extent actually paid or incurred: losses, liabilities, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel), but net of any insurance proceeds actually received by the Indemnified Party with respect to such Losses.
     “material” and “materially”, as used in Article 3, shall refer to the condition (financial or otherwise), operations as currently conducted, and properties or liabilities of the Companies, in each case, taken as a whole.
     “Navarre” has the meaning set forth in the introductory paragraph.
     “Navarre CLP” has the meaning set forth in the introductory paragraph.
     “Navarre CLP Anime Online Limited Partnership Interests” has the meaning set forth in Section 2.1.
     “Navarre CLP Productions Company Limited Partnership Interests” has the meaning set forth in Section 2.1.
     “Navarre CS” has the meaning set forth in the introductory paragraph.
     “Navarre CS General Partnership Interests” has the meaning set forth in Section 2.1.
     “Navarre CP” has the meaning set forth in the introductory paragraph.
     “Navarre CP General Partnership Interests” has the meaning set forth in Section 2.1.
     “NLRB” has the meaning set forth in Section 3.8.
     “Notice of Claim” has the meaning set forth in Section 7.1(c).
     “Partnership Interests” has the meaning set forth in the introductory paragraph.
     “Party” means Sellers or Buyers, and “Parties” means all of them.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

     “Plans” has the meaning set forth in Section 3.9.
     “Pre-Closing Periods” has the meaning set forth in Section 3.12.
     “Productions Company” has the meaning set forth in the introductory paragraph.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Records” has the meaning set forth in Section 5.1.
     “Returns” has the meaning set forth in Section 3.12.
     “Securities Act” has the meaning set forth in Section 4.4.
     “Seller Apportioned Taxes” has the meaning set forth in section 2.6(a).
     “Seller Taxes” has the meaning set forth in Section 2.6(a).
     “Sellers” has the meaning set forth in the introductory paragraph.
     “Taxes” means all state, local or foreign taxes, social security contributions, fees, imposts, levies or other assessments imposed by any taxing Governmental Authority, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, recording, franchise, profits, inventory, capital stock, license, withholding, payroll, stamp, occupation taxes, real and personal property taxes, customs duties or other similar fees, assessments and charges, however denominated, together with all interest, penalties, surcharges, additions to tax or additional amounts imposed by any taxing Governmental Authority, and any transfer liability in respect of any of the foregoing taxes.
     “Tax Return” means any report, return, statement or other written information supplied, or required to be supplied, to any taxing Governmental Authority in connection with or relating to any Taxes.
     “Termination” has the meaning set forth in Section 5.8.
     “Third Party Claim” has the meaning set forth in Section 7.3(a).
     “Transition Services Agreement” has the meaning set forth in Section 6.1.
ARTICLE 2
PURCHASE AND SALE OF PARTNERSHIP INTERESTS
     2.1 Transfer of Partnership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing and as of the Effective Time, (i) Navarre CP shall sell to Buyer GP, and Buyer GP shall purchase from Navarre CP, all of the general partnership interests of Productions Company held by Navarre CP (the “Navarre CP General Partnership Interests”), (ii) Navarre CLP shall sell to Buyer FLP, and Buyer FLP shall purchase from Navarre CLP, all of the limited partnership interests of Productions Company held by Navarre CLP (the “Navarre CLP Productions Company Limited Partnership Interests”), (iii) Navarre CS shall sell to Buyer

GP, and Buyer GP shall purchase from Navarre CS, all of the general partnership interests of Anime Online held by Navarre CS (the “Navarre CS General Partnership Interests”), and (iv) Navarre CLP shall sell to Buyer ALP, and Buyer ALP shall purchase from Navarre CLP, all of the limited partnership interests of Anime Online held by Navarre CLP (the “Navarre CLP Anime Online Limited Partnership Interests”), free and clear of all Encumbrances. In each case, such sales and purchases shall be made pursuant to an Assignment of Partnership Interest substantially in the form attached hereto as Exhibit D.
     2.2 Purchase Price. Buyers shall pay Sellers the aggregate amount of $24,000,000.00 as full consideration for the Partnership Interests (the “Purchase Price”) on the Funding Date.
     2.3 Payment Terms. The Purchase Price shall be paid by Buyers to Sellers as set forth on Schedule 2.3 attached hereto by wire transfers of immediately available funds on the Funding Date to an account designated by each Seller in writing not less than five (5) business days prior to the Funding Date (the “Closing Payments”).
     2.4 Closing. The Closing will take place at the offices of Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, Minnesota, on March 31, 2011, or on such other date and at such other place as the Parties may agree in writing. At Closing, Sellers will deliver or cause to be delivered to Buyers the documents identified in Section 6.1 and Buyers will deliver to Sellers the documents identified in Section 6.2.
     2.5 Satisfaction of Indebtedness. On or prior to the Funding Date, in addition to such other actions as may be provided for herein, each of the Companies shall have either:
     (a) fully and irrevocably paid, satisfied and retired in all respects all Indebtedness that if not satisfied prior to Funding Date would constitute Closing Date Debt and obtained all final payoff letters, releases, lien discharges and other evidences thereof all in form and substance reasonably satisfactory to Buyers and caused all liens on any of its assets arising pursuant to such Indebtedness or other collateral with respect thereto, to have been fully and irrevocably satisfied, removed, released and discharged in all respects and duly filed and recorded, or caused to have been duly filed and recorded, such UCC-3 termination statements and other evidences of the satisfaction, removal and discharge thereof all in form and substance reasonably satisfactory to Buyers; or
     (b) obtained irrevocable payoff letters, releases and lien discharges in advance executed by the lenders with respect to the Closing Date Debt and all third parties entitled to enforce the payment of such Closing Date Debt or secured by any collateral pledged therefor, each in form and substance reasonably satisfactory to Buyer, that (i) establish the Closing Date Debt Payoff Amount to be paid on the Funding Date and (ii) provide that upon the payment of such amount on the Funding Date, all Indebtedness relating thereto and all liens on any of assets arising pursuant to such Indebtedness or other collateral with respect thereto, will be automatically, fully and irrevocably satisfied, removed, released and discharged in all respects and all UCC-3 termination statements and other evidences of the satisfaction, removal and discharge thereof, all in form and substance reasonably satisfactory to Buyer, will be duly filed and recorded promptly thereafter.
     2.6 Taxes.
     (a) Sellers shall be responsible for preparing and making proper and timely filings of all Tax Returns for the Companies for all periods beginning prior to and ending on or prior to the Closing Date and for paying all Taxes shown on such Tax Returns (“Seller Taxes”). Buyers shall be responsible for preparing and making proper and timely filings of all Tax Returns of the Companies for all periods ending after the Closing Date and for paying all Taxes shown on such Tax Returns other than the Seller Apportioned Taxes (as determined in Section 2.6(c)). All Tax Returns prepared by Sellers and Buyers shall be prepared and filed in a manner consistent with the past practices of the Companies, except as required by change in Aplicable Law.
     (b) Buyers, Sellers and Navarre agree that the transaction contemplated by this Agreement shall be treated as an asset sale for tax purposes. Each party hereto agrees (a) that the Purchase Price for the assets of the Companies will be allocated for all federal and state tax purposes (including but not limited to, income, excise, sales, use, personal property and transfer taxes, and otherwise) among the assets of the Companies in accordance with Schedule 2.6(b) hereof which is in accordance with the Code (b) to file separately a Federal Form 8594 with its Federal Income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs; provided, however, that, thirty (30) days of the Closing Date, the Buyers and Sellers shall, acting reasonably, collectively prepare Schedule 2.6(b) and Federal Form 8594 to be filed with the IRS and (c) that no party will take a position on any tax returns or filings with any governmental or regulatory authority charged with the collection of taxes or having jurisdiction over the transaction contemplated hereunder or in any judicial proceeding, that is in any manner inconsistent with the terms of the allocation set forth on Schedule 2.6(b) hereof.
     (c) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that begins prior to but does not end on the Closing Date, the term “Seller Apportioned Taxes” shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period through and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be the amount that would be payable if the relevant Tax period ended on the Closing Date, calculated in accordance with the closing-of-the-books method.
     (d) Buyers and Sellers shall cooperate, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section and any audit, investigation, litigation or other action with respect to Taxes which may be instituted after the Closing.

     (e) All transfer, real estate transfer, excise, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Partnership Interests shall be paid by Sellers or Navarre when due, and Sellers or Navarre shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, real estate transfer, excise, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable law, Buyers shall join in the execution of any such Tax Returns and other documentation.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
     To induce Buyers to enter into this Agreement, Sellers and Navarre, jointly and severally, represent and warrant that, notwithstanding any investigation Buyers may undertake, the following are true and correct on the date hereof and will be true and correct as of the Closing Date:
     3.1 Organization and Qualification.
     (a) Productions Company is a limited partnership lawfully existing and in good standing under the laws of the State of Texas with full power and authority to own or lease its properties and to conduct business in the manner and in the places where such properties are owned or leased or such business is conducted. Productions Company is duly qualified to transact business as a foreign limited partnership and is in good standing under the laws of each state in which it owns or leases any real estate or maintains any offices, any bank accounts, or has any employees who reside and/or normally perform their employment services in such state, and where the character and location of such assets or the nature of the business transacted by Productions Company makes such qualification necessary.
     (b) Anime Online is a limited partnership lawfully existing and in good standing under the laws of the State of Texas with full power and authority to own or lease its properties and to conduct business in the manner and in the places where such properties are owned or leased or such business is conducted. Anime Online is duly qualified to transact business as a foreign limited partnership and is in good standing under the laws of each state in which it owns or leases any real estate or maintains any offices, any bank accounts, or has any employees who reside and/or normally perform their employment services in such state, and where the character and location of such assets or the nature of the business transacted by Anime Online makes such qualification necessary.
     3.2 Authority; Binding Nature of Agreement.
     (a) The execution, delivery and performance of this Agreement and all obligations hereunder by Sellers and Navarre and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Sellers and Navarre.

     (b) Sellers and Navarre have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.
     (c) This Agreement has been duly and validly executed and delivered by Sellers and Navarre and is the legal, valid and binding obligation of Sellers and Navarre, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.
     3.3 No Conflict. Except as set forth on Schedule 3.3 attached hereto, the execution, delivery and performance of this Agreement by Sellers and Navarre does not and will not conflict with, constitute a default under (whether after the giving of notice, lapse of time, or both), (i) any provision of the Certificate of Formation, Articles of Organization, Articles of Incorporation or other governing documents of either of the Companies or (ii) any Applicable Law to which either of the Companies may be subject.
     3.4 Ownership of Partnership Interests.
     (a) Navarre CP is the sole record and beneficial owner of the Navarre CP General Partnership Interests, free and clear of all Encumbrances.
     (b) Navarre CLP is the sole record and beneficial owner of the Navarre CLP Productions Company Limited Partnership Interests, free and clear of all Encumbrances.
     (c) Navarre CS is the sole record and beneficial owner of the Navarre CS General Partnership Interests, free and clear of all Encumbrances.
     (d) Navarre CLP is the sole record and beneficial owner of the Navarre CLP Anime Online Limited Partnership Interests, free and clear of all Encumbrances.
     (e) Except as set forth on Schedule 3.10, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Partnership Interests of the Companies, as applicable, or obligating the Companies to issue or sell any partnership interests, as applicable, of, or any other interest in, the Companies.
     3.5 Subsidiaries. Neither of the Companies has any subsidiaries.
     3.6 Brokers or Agents. Except for Houlihan Lokey (whose fees shall be borne exclusively by Navarre and the Sellers) neither Navarre nor Sellers have employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby.
     3.7 Compliance with Law. The Sellers and Navarre, (i) the operations of the Companies’ respective businesses have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities, domestic or foreign, having jurisdiction over the Companies and their respective assets, properties and operations. Except as set forth on Schedule

3.7, neither the Sellers or Navarre or the Companies, have received notice of any violation of any such law, regulation, order or other legal requirement, or is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Companies’ respective businesses.
     3.8 Labor Matters. With respect to employees of the Companies, except as set forth in Schedule 3.8 hereof: (i) the Companies are not party to any employment agreements with employees that are not terminable at will, or that provide for the payment of any bonus or commission upon termination thereof, (ii) the Companies are not party to any agreement, policy or practice that requires them to pay termination or severance pay to salaried, non exempt or hourly employees (other than as required by law), (iii) the Companies are not party to any collective bargaining agreement or other labor union contract nor do the Companies, the Sellers or Navarre know of any activities or proceedings of any labor union to organize any such employees, and (iv) the Companies are not party to or subject to any conciliation agreements, consent decrees or settlements with respect to their respective businesses or employees. Sellers have furnished to Buyers complete and correct copies of all such agreements, if any (the “Employment and Labor Agreements”). The Companies are not, and were not over the last three (3) years, in material default or breach under the provisions of the Employment and Labor Agreements (except for such breaches or defaults that have been cured waived).
     Except as set forth in Schedule 3.8 hereof or Section 7.1(f): (i) the Sellers and Navarre, the Companies are in material compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board (the “NLRB”) relating to either of the Companies, or, to the knowledge of the Companies, the Sellers or Navarre, threatened against the Companies, (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Companies, the Sellers or Navarre, threatened against or affecting the Companies, and the Companies have not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of the Companies, (iv) there is no representation, claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Companies, (v) there are no charges with respect to or relating to the Companies pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (vi) neither the Companies, the Sellers nor Navarre have received written notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of it and, to the knowledge of the Companies, the Sellers or Navarre, no such investigation is pending.
     Sellers have furnished Buyers with a complete and accurate list of all of the Companies’ respective employee manuals, policies, procedures and work-related rules affecting employees of the Companies (“Employee Policies and Procedures”). Sellers have provided Buyers with a copy of all of the Companies’ respective written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by the Companies.

     3.9 Employee Plans. With respect to the respective employees of the Companies, except as set forth in Schedule 3.9 hereof, the Companies do not maintain and do not have any obligation to contribute to any pension, savings, retirement, health, life, disability, other insurance, severance, bonus, incentive compensation, stock option or other equity-based or other employee benefit or fringe benefit plans, whether or not “employee benefit plans” as defined in Section 3(3) of ERISA (collectively referred to herein as the “Plans”). Each Company or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with such Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has incurred no liability under Title IV of ERISA or Section 412 of the Code, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to either of the Companies or any ERISA Affiliate.
     3.10 Effect of Agreement. The execution and delivery of this Agreement by each of the Sellers and Navarre does not, and the consummation of the transactions contemplated hereby by each of the Sellers and Navarre will not (i) except as set forth on Schedule 3.10 hereof, require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; or (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under any Indebtedness, or result in the creation or imposition of any Encumbrance upon any part of the property of the Companies, the Sellers or Navarre pursuant to any provision of, any material Indebtedness, order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which any of the Companies, the Sellers or Navarre is a party or by which any of them is bound.
     3.11 Litigation. Except as set forth in Schedule 3.11 hereof or Section 7.1(f) there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Companies, the Sellers or Navarre, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Companies or any of its officers, directors, employees, or agents involving, affecting or relating to any of the Companies’ respective assets or the transactions contemplated by this Agreement. Except as set forth in Schedule 3.11 hereof, neither the Companies nor any of their respective assets is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority, domestic or foreign, or any arbitrator of any nature, that affects or might affect such assets, or that would or might interfere with the transactions contemplated by this Agreement.
     3.12 Taxes.

     (a) Except as provided in Schedule 3.12 hereof, the Companies and the Sellers have timely filed all returns and reports required to be filed for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Periods”) (collectively, the “Returns”) and such Returns as filed are accurate and complete in all material respects.
     (b) Except as provided in Schedule 3.12 hereof, the Companies and the Sellers have timely paid all Taxes (whether or not shown on a Return) and provided evidence of such, for all Pre-Closing Periods or adequately disclosed and fully provided for such Taxes on their respective balance sheets.
     (c) Except as provided in Schedule 3.12 hereof, there is no action, suit, proceeding, audit, claim or, to the knowledge of the Companies, the Sellers or Navarre, investigation, now pending or, to the knowledge of the Companies, the Sellers or Navarre, threatened by any authority regarding any Taxes relating to the Companies or the Sellers or their respective assets for any Pre-Closing Period.
     (d) No claim has been made since May 30, 2005, by any taxing authority in a jurisdiction where the Companies and the Sellers do not file Returns that the Companies, the Sellers or any of their respective assets are or may be subject to taxation by that jurisdiction.
     (e) There are no liens or security interests on any of the Companies’ or the Sellers’ respective assets that arose in connection with any failure (or alleged failure) to pay any Taxes (other than liens relating to Taxes that are not yet due and payable).
     (f) Except as provided in Schedule 3.12 attached hereto, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Companies, the Sellers or their respective assets for any Pre-Closing Period and none of the Companies or the Sellers have been requested to enter into any such agreement or waiver.
     (g) Except as provided in Schedule 3.12 attached hereto, all Taxes that the Companies or the Sellers are required by law to withhold or collect have been duly withheld or collected in all material respects, and have been timely paid over to the proper authorities to the extent due and payable.
     (h) Except pursuant to this Agreement, none of the Companies or the Sellers is now or has been a party to any tax indemnification, tax allocation or tax sharing agreement that could result in any liability to the Buyers.
     3.13 Accounts Receivable. Schedule 3.13 hereof (which shall be provided as of February 28, 2011 by the Sellers, and subsequently updated by the Sellers as of the Closing Date and delivered to Buyers after the Closing Date within 10 business days of Seller’s receipt of such updated schedule from the Companies) sets forth the Accounts Receivable and the identity and address of the party from whom such receivable is owing as of each of February 28, 2011 and the Closing Date, as applicable. To the knowledge of the Sellers and Navarre, after due inquiry, Schedule 3.13 is a true, complete and correct list of the Accounts Receivable as of each of February 28, 2011 and the Closing Date, as applicable. The Accounts Receivable arose in the ordinary course of business, consistent with past practices, represent bona fide claims against obligors for sales and other charges, and, except for returns and to the extent included in any applicable reserves (e.g. discounts, doubtful or uncollectible accounts, marketing development funds and other discount programs or advertising offered to customers) are collectible in the ordinary course of business. Except to the extent expressly included in the applicable reserves (examples of which are described above) none of the Accounts Receivable are subject to any claim of offset, recoupment, setoff or counter-claim, other than agreements relating to a right of return. Except as set forth in Schedule 3.13 hereof, no Person has any encumbrance on any of Accounts Receivable and none of the Accounts Receivable are subject to prior assignment and no agreement for deduction or discount has been made with respect to any of such Accounts Receivable, other than agreements relating to a right of return. Notwithstanding anything contained in this Section 3.13 to the contrary, in recognition of the fact that neither Navarre nor Sellers directly supervise the salespersons and other employees of the Sellers, neither Navarre nor Sellers make any representation or warranty with respect to any covenants, agreements, commitments or communications, whether written or oral, from any salespersons or other employees of the Companies to any customer, client or obligor under any Accounts Receivable concerning such customer’s, client’s or obligor’s obligations to make any payments to the Companies with respect to such Accounts Receivable (including, without limitation, any amounts, timing, discounts, writedowns or the like).
     3.14 Disclosure. To the knowledge of Sellers and Navarre, no representation or warranty by Sellers and Navarre in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph “material” means material to any individual statement or omission and in the aggregate as to all statements and omissions.
     Except as provided in this Agreement Sellers have not made, do not make and specifically negate and disclaim any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future of, as to, concerning or with respect to the Companies or their assets, liabilities, forecasts or projections. Buyers acknowledges and agree that they have or will be given the opportunity to inspect the businesses and assets of the Companies and, except for their reliance on the representations and warranties set forth in this Agreement, Buyers will rely on their own due diligence investigation of the Companies and their respective businesses. Sellers and Navarre are not liable or bound in any manner by any oral or written statement, representations or information pertaining to Companies or their respective businesses furnished by any other Person.

     3.15 Payment of Accounts Payable. Schedule 3.15 hereof (which shall be provided as of February 28, 2011 by the Sellers, and subsequently updated by the Sellers as of the Closing Date and delivered to Buyers after the Closing Date within 10 business days of Seller’s receipt of such updated schedule from the Companies) sets forth the Accounts Payable and the identity and address of the party to whom such payable is owed as each of February 28, 2011 and the Closing Date, as applicable. To the knowledge of the Sellers and Navarre, after due inquiry, Schedule 3.15 is a true, complete and correct list of the Accounts Payable as of each of February 28, 2011 and the Closing Date, as applicable. Since January 1, 2011, neither Sellers nor Navarre have delayed or postponed the payment of such Accounts Payable, other than in the ordinary course of business consistent with past practices; provided, however, that except as set forth in Section 5.4 hereof, neither the Sellers nor Navarre make any representation or warranty with respect to Geneon Entertainment USA.
     3.16 Title Advances. Between March 1, 2011 and March 31, 2011, Sellers and Navarre have paid the title advances described in Schedule 3.16 attached hereto, in the amounts set forth thereon.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     To induce Sellers to enter into this Agreement, Buyers, jointly and severally, represent and warrant to Sellers that the following are true and correct on the date hereof and will be true and correct as of the Closing Date:
     4.1 Organization. Each of Buyer GP, Buyer ALP and Buyer FLP is a limited liability company validly existing and in good standing under the laws of Texas.
     4.2 Authority; Binding Nature of Agreement.
     (a) The execution, delivery and performance of this Agreement by Buyers and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Buyers.
     (b) Buyers have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.
     (c) This Agreement has been duly and validly executed and delivered by Buyers and is the legal, valid and binding obligation of Buyers, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.
     4.3 No Conflict. The execution, delivery and performance of this Agreement by Buyers does not and will not conflict with, constitute a default under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, (i) any provision of the Certificate of Formation or other governing documents of either of any the Buyers or (ii) any Applicable Law to which any of the Buyers may be subject.

     4.4 Compliance with Securities Laws. Each Buyer is an “accredited investor” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Partnership Interests only for such Buyer’s own account, for investment purposes only and not with a view to the distribution thereof. Buyers will not sell, offer for sale, pledge, transfer or otherwise dispose of the Partnership Interests or any interest therein except in compliance with the Securities Act and any other applicable Laws. Buyers acknowledge that the Partnership Interests have not been registered under the Securities Act or the blue sky laws of any state. Buyers have been given access to information regarding the Companies (including the opportunity to meet with management and other representatives of the Companies) and have utilized such access to the Buyers’ satisfaction. Buyers are experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of purchasing the Partnership Interests and do not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks (or, in the alternative, the Buyers have used a knowledgeable representative in connection with the Buyers’ decision to purchase the Partnership Interests).
     4.5 Brokers or Agents. Buyers have not employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby for which Sellers or Navarre will have any liability.
     4.6 Disclosure. To the knowledge of Buyers, no representation or warranty by Buyers in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph “material” means material to any individual statement or omission and in the aggregate as to all statements and omissions.
ARTICLE 5
COVENANTS
     5.1 Books and Records. From and after the Closing, Buyers will, and will cause the Companies to, provide Sellers and their representatives with reasonable access and assistance, upon prior notice and at reasonably acceptable times, for any reasonable purpose, including but not limited to (a) the preparation or filing of any Tax Returns or filings required by or advisable with the U.S. Securities and Exchange Commission, or (b) defending any claim in respect of which a Notice of Claim has been served, during normal business hours, to all books and records of the Companies, including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, and any other electronic or written data (“Records”) pertaining or relating to the period prior to or after the Effective Time, provided that Buyers shall have the right to cause a representative of Buyers to be present during the time in which Sellers and their representatives have access to such Records. To the extent deemed necessary by Sellers with respect to their affairs, Sellers may retain copies of such Records prior to returning the originals to Buyers, or, as soon as practicable after Closing, Buyers will provide to Sellers, at Sellers’ expense, copies of all or any portion of such Records as reasonably requested by Navarre. Unless otherwise consented to in writing by the other party, no party will, for a period of seven (7) years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to the other party such Records.
     5.2 Announcements. The Parties agree that no press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby will be issued or made without the prior written approval of the Navarre and Buyers (which approval will not be unreasonably withheld), except as required by any applicable law or regulation.
     5.3 Filings; Cooperation.
     (a) Buyers and Sellers will use their commercially reasonable efforts to obtain any authorizations, consents, approvals of governments and governmental agencies in order to consummate and make effective the transactions contemplated by this Agreement. Prior to the Closing, the Parties will proceed in good faith to make such filings and take such other actions as may be commercially reasonable to satisfy the conditions to Closing set forth in Sections 6.1 and 6.2.
     (b) The Parties will, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel (i) to consummate or otherwise implement the transactions contemplated by this Agreement or (ii) make any filings required by or advisable with the U.S. Securities and Exchange Commission.
     5.4 Payments to Geneon Entertainment USA. Navarre shall be solely responsible for any payments due to Geneon Entertainment USA for final reconciliation of amounts due under the Distribution Agreement, dated April 18, 2008, by and between Productions Company and Geneon Entertainment USA (as amended), including the excess of returns holdback against actual returns and the net adjustment of actual versus reported sales, the aggregate of which is currently $1,083,059 and such amounts shall not be included in the Accounts Payable.
     5.5 Third Party Consents. Any transfer or assignment of a contract to Buyers as a result of the transactions contemplated under this Agreement that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, each of Sellers and Navarre shall continue to use all reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and each of Sellers and Navarre will cooperate with Buyers in any lawful and economically feasible arrangement to provide that Buyers shall receive the interest of Sellers in all benefits under any such contract, including without limitation performance by Sellers or Navarre, as applicable, as agent if economically feasible; provided, however, that Buyers shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyers would have been responsible therefor hereunder if such consent or approval had been obtained as of the Closing Date.

     5.6 Employee Bonuses. In the event that Navarre pays its employees a bonus for fiscal 2011 pursuant to its published company-wide bonus plan, Navarre shall pay the employees of the Companies that were (i) employees of the Companies as of the Closing Date and (ii) still employed by the Companies as of the date Navarre pays such bonus to its employees, a bonus that such employees would have received under its published company-wide bonus plan as if the Companies were still owned by the Sellers and Navarre; provided, however, such bonus shall be pro rated based upon the number of months that the Sellers and Navarre owned the Companies during fiscal 2011. For the avoidance of doubt, the foregoing clause shall not be deemed to include any spot bonuses, special individual achievement bonuses or any other like individual bonuses that could have been awarded outside of Navarre’s published company-wide bonus plan.
     5.7 Fukunaga Bonus; Employment Agreement. On the Funding Date, Navarre and the Sellers shall pay to Gen Fukunaga a cash bonus of $250,000 (subject to all applicable withholding taxes) pursuant to the terms of Section 5 of that certain Amended and Restated Employment Agreement, among Mr. Fukunaga, the Companies and Navarre, dated May 27, 2010 (the “Employment Agreement”). In addition to the foregoing, Buyers shall deliver a termination of the Employment Agreement (a “Termination”), pursuant to which Mr. Fukunaga releases the Companies and Navarre and Navarre and the Sellers release Mr. Fukunaga from any obligations thereunder as of the Closing Date.
     5.8 Release of Guaranty; Lease. Following the Closing Date, Buyers and the Companies shall use their commercially reasonable efforts to secure a release of the Letter of Credit and/or any remaining obligations of Navarre under the Guaranty Agreement. For the avoidance of doubt, commercially reasonable efforts by the Buyers and the Companies in the foregoing sentence shall under no circumstance mean that the Buyers or the Companies shall be required to make any kind of payment to the Landlord or any of its affiliates other than as set forth in the Lease. In addition, for as long as the Letter of Credit and/or Guaranty Agreement, or any modification, amendment or replacement thereof, remain outstanding, or Navarre has any obligations thereunder, (a) neither Buyers nor the Companies shall effect any material modification of the Lease without the prior written consent of Navarre; and (b) Buyers and the Companies shall provide to Navarre copies of (i) year-end audited balance sheets, statements of income and cash flow, and statements of member’s equity within 120 days of the last business day of each fiscal year, and (ii) quarterly unaudited balance sheets, statements of income and cash flow, and statements of member’s equity, for such quarter and year-to-date, within 45 days of the last business day of each quarter.
     5.9 Potential Independent Contractor Liability. Following the Closing Date, Buyers and the Company shall fulfill their obligations set forth in the Letter of Undertaking, attached hereto as Exhibit E (the “Letter of Undertaking”) and use commercially reasonable efforts to cooperate with Sellers and Navarre to mitigate any such liability. In connection with any claims, settlements, statements, communications, or negotiations with the Internal Revenue Service or any state revenue agency relating to the incorrect classification of any Person designated as an independent contractor rather than an employee prior to the Closing Date, at the option of Navarre, the provisions of Section 7.3 shall apply as if the Buyers and Companies were the “Indemnified Party” and Navarre and the Sellers were the “Indemnifying Party” in so far as Navarre and the Sellers shall control of the defense and investigation and employ and engage attorneys of its own choice to handle, defend and settle such matters, subject to the rights of the Indemnified Party thereunder.
ARTICLE 6
CLOSING DOCUMENTS
     6.1 Deliveries of Sellers. Sellers shall deliver, or cause to be delivered, to Buyer on the Closing Date all of the following, executed as appropriate:
     (a) An assignment separate from certificate, in form and substance reasonable acceptable to Buyers, duly executed by each Seller, so as to transfer to Buyers all right, title and interest in and to the Partnership Interests of such Seller free and clear of all Encumbrances.
     (b) Certificates of Existence and Account Status for each of the Companies from the State of Texas, dated no more than ten (10) days prior to the Closing Date;
     (c) Documentation confirming the release of liens, including such termination statements or satisfactions, as appropriate;
     (d) The Exclusive Logistics Services Agreement by and among Navarre Logistical Services, Inc. and the Companies in the form attached hereto as Exhibit A (the “Logistics Agreement”);
     (e) The Distribution Agreement by and among Navarre Distribution Services, Inc. and the Companies in the form attached hereto as Exhibit B (the “Distribution Agreement”);
     (f) The Transition Services Agreement by and between Navarre Corporation and Productions Company in the form attached hereto as Exhibit C (the “Transition Services Agreement”);
     (g) A termination of the Collateral Access Agreement dated November 20th, 2009, by and among Landlord, Productions Company and Wells Fargo Foothill, LLC; and
     (h) The Letter of Undertaking.
     6.2 Deliveries of Buyers. Buyers shall deliver, or cause to be delivered, to Sellers on the Closing Date all of the following, executed as appropriate:
     (a) Certificates of Existence and Account Status for each of the Buyers from the Texas Secretary of State, dated no more than ten (10) days prior to the Closing Date;
     (b) The Logistics Agreement;

     (c) The Distribution Agreement;
     (d) The Transition Services Agreement;
     (e) The Termination from Mr. Fukunaga;
     (f) An extension to the Lease, in a form mutually acceptable to the Landlord and Productions Company; and
     (g) The Letter of Undertaking.
ARTICLE 7
INDEMNIFICATION
     7.1 Indemnification by Sellers and Navarre.
     (a) Subject to the limitations set forth in this Section 7.1, Sellers and Navarre will, jointly and severally, indemnify, defend and hold Buyers harmless against and in respect of any and all Losses arising from:
     (i) any breach or violation of the covenants made in this Agreement by any Seller and Navarre (which will not include the representations and warranties set forth in Article 3, which are covered by Section 7.1(a)(ii) below);
     (ii) any breach of any of the representations and warranties made in this Agreement by either Seller or Navarre;
     (iii) Gaimz Candies, L.L.C. v. FUNimation Productions, Ltd., FUNimation Productions Management, L.L.C., and Navarre CP, L.L.C;
     (iv) FUNimation Productions, Ltd. v. Gaimz Candies, L.L.C., Gaimz Inc., Gaimz Foods, Inc., New Tech Foods, Ltd., Larry A. Cress, David D. Cudd, and Robert Frank Schmidt;
     (v) Any amounts paid by or on behalf of the Companies to the Internal Revenue Service or any state revenue agency relating to the incorrect classification of any Person designated as an independent contractor rather than an employee prior to the Closing Date; and
     (vi) Telea Stafford v. Navarre Corporation and FUNimation Productions, Ltd. (Charge filed with the U.S. Equal Employment Opportunity Commission).
     (b) (i) Buyer will not be entitled to indemnification and Sellers and Navarre shall have no liability pursuant to Section 7.1(a)(ii) until such time as the total amount of all Losses under Section 7.1(a)(ii) exceeds $500,000 (the “Basket”), and then for all Losses, including those that comprise the Basket. (ii) The aggregate maximum liability of Sellers and Navarre with respect to indemnification provided under Section 7.1(a)(ii)

shall not exceed an amount equal to $5,000,000 (the “Cap”). (iii) Notwithstanding the foregoing, Sections 7.1(b)(i) and 7.1(b)(ii) shall not apply to any claim for indemnification with respect to:
     (A) any of the matters described in Sections 7.1(a)(i) through 7.1(a)(vi); provided that the aggregate liability of the Sellers and Navarre under Section 7.1(a)(v) shall not exceed $250,000. Notwithstanding the foregoing, such $250,000 limitation with respect to the aggregate liability of the Sellers and Navarre under Section 7.1(a)(v) shall be exclusive of any fees or costs incurred by Navarre or the Sellers in defending any investigation or audit relating to the Companies in connection therewith;
     (B) any breach of any of the representations and warranties made in Sections 3.1, 3.2, 3.4, 3.5, 3.9 and 3.12 of this Agreement by any Seller or Navarre (the “Fundamental Representations”); or
     (C) any intentional misrepresentation or omission by any Seller or Navarre; or
     (D) any fraud on the part of any Seller or Navarre.
     (c) All representations and warranties made by Sellers, Navarre, or Buyers in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith will survive the Closing and will expire at 11:59 p.m. (Central Standard Time) eighteen (18) months after the Effective Time (“Indemnification Period”); provided, however, that the Fundamental Representations shall remain in effect indefinitely notwithstanding the expiration of the Indemnification Period and the representations in Section 3.12 shall survive for a period beginning as of the date hereof and continuing until 90 days after the expiration of the applicable statute of limitations; provided, further, that Sellers’ and Navarre’s obligations under Section 7.1(a)(v) will expire at 11:59 p.m. (Central Standard Time) twenty four (24) months after the Effective Time. Neither Sellers nor Buyers will have any liability to the other (for indemnification or otherwise) with respect to any representation or warranty, unless, on or before the expiration of the Indemnification Period (solely in the case of representations or warranties other than Fundamental Representations) or the time periods set forth in the provisos in the foregoing sentences with respect to such matters, Buyers deliver to Navarre, or Navarre delivers to Buyers, as applicable, a written notice of claim specifying the factual basis and amount of such claim of Loss in reasonable detail to the extent then known (“Notice of Claim”). The expiration of the Indemnification Period shall not affect any Notice of Claim which was given in a timely manner if the underlying claim of Loss asserted in such notice has not been fully and finally resolved as of the end of the Indemnification Period. For the avoidance of doubt, the failure of Buyers to deliver a Notice of Claim with respect to any of the Fundamental Representations on or before the expiration of the Indemnification Period shall not render such Notice of Claim ineffective provided that Buyers otherwise deliver such Notice of Claim to Navarre pursuant to this Section 7.1(c).

     (d) In the absence of fraud, the indemnification provisions set forth in this Section 7.1 will provide the exclusive remedy for Buyers for breach of any covenant, agreement, representation or warranty of Sellers set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement.
     (e) Notwithstanding anything in this Agreement to the contrary, no liability, obligation, contract or other fact or circumstance will constitute a breach of any representation or warranty of Sellers or entitle Buyers to indemnification hereunder if the liability, obligation, contract or fact or circumstance was actually known to any of the Buyers as of the date of this Agreement.
     (f) Notwithstanding any provision of Article 3 to the contrary (including, without limitation, Sections 3.7, 3.8, 3.12 and 3.13), except for the indemnification obligations in Section 7.1(a)(v), neither the Sellers nor Navarre make any representation or warranty concerning whether any of the independent contractors or consultants to or any employee of either Company has been correctly classified as an independent contractor rather than an employee prior to the closing of the transactions contemplated hereby or afterward and, except for the indemnification obligations in Section 7.1(a)(v), neither the Sellers nor Navarre shall have any liability to the Buyers or either Company for any claimed, alleged or demonstrated failure to correctly classify such Persons or withhold any amounts from such Person’s compensation. To be eligible for indemnification under Section 7.1(a)(v), Buyers and the Companies must fulfill the obligations set forth in the Letter of Undertaking and must have used commercially reasonable efforts to cooperate with Sellers and Navarre to mitigate any such liability.
     7.2 Indemnification by Buyers.
     (a) Buyers will, jointly and severally, indemnify, defend and hold Sellers and Navarre harmless against and in respect of any and all Losses during the Indemnification Period arising from:
     (i) any breach or violation of the covenants made in this Agreement by any Buyer;
     (ii) any breach of any of the representations or warranties made in this Agreement by any Buyer; or
     (iii) any Losses incurred by Sellers or Navarre related, whether directly or indirectly, to the Lease, any guaranty(ies) or surety provided by Navarre relating to the Lease, and/or the aggregate amount drawn against the Letter of Credit to be provided by Navarre to Landlord to secure a release or modification of the Guaranty Agreement.
     (b) Seller will not be entitled to indemnification and Buyers shall have no liability pursuant to Section 7.2(a)(ii) until such time as the total amount of all Losses exceeds the Basket, and then for all Losses, including those that comprise the Basket. Further, the aggregate maximum liability of Buyers with respect to indemnification provided under Section 7.2(a)(ii) shall not exceed an amount equal to the Cap.

Notwithstanding the foregoing, this Section 7.2(b) shall not apply to any claim for indemnification with respect to any fraud on the part of the Buyers.
     (c) In the absence of fraud, the indemnification provisions set forth in this Section 7.2 will provide the exclusive remedy for Sellers and Navarre for breach of any covenant, agreement, representation or warranty of Buyers set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement.
     (d) Upon written notice to Buyers and the Companies specifying in reasonable detail the basis therefor, and upon providing a fifteen (15) day period to cure any liability, Sellers and/or Navarre may set off any amount which it is actually entitled to under this Section 7.2 against amounts otherwise payable to Buyers and/or the Companies. The exercise of such right of setoff by Sellers and/or Navarre in good faith, whether or not ultimately determined to be justified, will not constitute default or breach of any of this Agreement, the Logistics Agreement, the Distribution Agreement, the Transition Services Agreement or any other agreement between or among Navarre and one or both of the Companies.
     7.3 Procedure for Indemnification of Third Party Claims.
     (a) Notice of Third Party Claims. If any action, claim, suit, proceeding, arbitration, order, or governmental investigation or audit is filed or initiated by any third party (a “Third Party Claim”) against any party entitled to the benefit of indemnity under this Agreement (an “Indemnified Party”), written notice of such Third Party Claim will be given to the party owing indemnity (an “Indemnifying Party”) as promptly as reasonably practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any Indemnified Party to give timely notice will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced or damaged by such failure to receive notice.
     (b) Defense and Settlement by Indemnifying Party.
     (i) After notice of a Third Party Claim is given under Section 7.3(a) and in the absence of a Conflict of Interest (as defined below), the Indemnifying Party may (A) take control of the defense and investigation of the Third Party Claim, (B) employ and engage attorneys of its own choice to handle and defend the Third Party Claim at the Indemnifying Party’s cost, risk and expense, which attorneys must be reasonably satisfactory to the Indemnified Party, and (C) subject to Section 7.3(b)(ii) below, compromise or settle the Third Party Claim.
     (ii) Notwithstanding Section 7.3(b)(i)(C) above, no such compromise or settlement of the Third Party Claim may be made without the written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned, or delayed. The Indemnified Party may withhold such consent if such compromise or settlement would materially and adversely affect the conduct of Business or requires less than an unconditional release with respect to the Third Party Claim.
     (iii) The Indemnifying Party will provide the Indemnified Party access to all records, documents and personnel of the Indemnifying Party and keep the Indemnified Party informed relating to any Third Party Claim under this Section 7.3.
     (iv) The term “Conflict of Interest” means that the named parties to a Third Party Claim include both of the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there exist one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, and which, if asserted, would create a conflict of interest with the Indemnifying Party.
     (c) Defense and Settlement by Indemnified Party.
     (i) If the Indemnifying Party fails to assume the defense of such Third Party Claim within fifteen (15) days after receipt of notice thereof pursuant to this Section 7.3 or there is a Conflict of Interest, the Indemnified Party may (A) take control of the defense and investigation of the Third Party Claim, (B) employ and engage attorneys of its own choice to handle and defend the Third Party Claim at the Indemnifying Party’s cost, risk and expense, which attorneys must be reasonably satisfactory to the Indemnifying Party, and (C) subject to Section 7.3(c)(ii) below, compromise or settle the Third Party Claim.
     (ii) Notwithstanding Section 7.3(c)(i)(C) above but also subject to Section 7.3(e), no such compromise or settlement of the Third Party Claim may be made without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned, or delayed.
     (iii) The Indemnified Party will provide the Indemnifying Party access to all records, documents and personnel of the Indemnified Party that are reasonably necessary with respect to the investigation, trial, or defense of the Third Party Claim and keep the Indemnifying Party informed relating to any Third Party Claim under this Section 7.3.
     (d) Liability, Costs and Expenses. The Indemnifying Party will be liable for any settlement of any action effected pursuant to and in accordance with this Section 7.3 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any damages by reason of such settlement or judgment. Regardless of whether the Indemnifying Party or the Indemnified Party takes up the defense, the Indemnifying Party will pay the costs and expenses in connection with the defense, compromise or settlement for any Third Party Claim under this Section 7.3.
     (e) Insurance; Subrogation.

     (i) With respect to any claim, all parties agree to use commercially reasonable efforts to maximize insurance recoveries.
     (ii) With respect to any claim for which the Indemnifying Party is obligated to indemnify the Indemnified Party, the Indemnifying Party shall be subrogated to all rights and claims of the Indemnified Party with respect to such Loss.
     (f) Participation and Payment Obligations. The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom, the investigation, trial and defense of which is being handled by the Indemnifying Party pursuant to Section 7.3(b).
     (g) Limitation of Special Damages. Notwithstanding anything in this Agreement to the contrary, neither the Sellers or Navarre nor Buyers shall be entitled to indemnification for consequential, indirect or punitive damages regardless of the form of the claim or action, except to the extent such damages are payable by an Indemnifying Party in respect of third party claims.
ARTICLE 8
MISCELLANEOUS
     8.1 Expenses. Each party to this Agreement will pay all expenses incurred by it relating to the transactions contemplated by this Agreement, including without limitation, the fees and expenses of its legal, accounting and financial advisors. For the avoidance of doubt, all fees due to Houlihan Lokey as a result of the transactions contemplated hereunder shall be borne exclusively by Navarre and the Sellers.
     8.2 Governing Law and Venue. This Agreement shall be deemed to be a contract made under the laws of the State of Texas and for all purposes it, and any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of such state. In respect of any action or claim arising out of or relating to this Agreement (x) the parties hereby irrevocably submit to the jurisdiction of the United States District Court, Northern District of Texas (Fort Worth Division) and/or in the Texas state courts located within Tarrant County, Texas, over any action or proceeding arising out of or related to this Agreement and the documents related hereto or executed in connection herewith, (y) the parties hereby irrevocably agree that all claims in respect of such actions or proceedings may be heard and determined in the courts referenced in the foregoing clause (x), and (z) the parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in Texas.
     8.3 Notices. All notices required or permitted to be given under this Agreement will be in writing and will be deemed given (i) when delivered in person, (ii) three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail addressed as set forth below, (iii) on the next business day after being deposited with a nationally recognized overnight courier service addressed as set forth below or (iv) upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the facsimile number set forth below:
(a) If to Sellers and Navarre:
Navarre Corporation
7400 49th Avenue North
New Hope, MN 55428
Attn: Ryan F. Urness, General Counsel
Tel. No.: (763) 971-2770
Fax No.: (763) 504-1107
with copies (which will not constitute notice) to:
Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, MN 55402
Attn: Scott J. Dongoske
Tel. No.: (612) 604-6565
Fax No.: (612) 604-6800
(b) If to Buyers:
FUNimation Entertainment
1200 Lakeside Parkway, Building 1
Flower Mound, Texas 75028
Attention: Gen Fukunaga
Tel. No.: (972) 355-7300 x4832
Fax No.: (972) 335-1382
with copies (which will not constitute notice) to:
Kelly Hart & Hallman LLP
201 Main St., Suite 2500
Fort Worth, TX 76102
Attention: S. Benton Cantey V, Esq.
Tel. No.: (817) 878-3559
Fax No.: (817) 878-9759
or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section, except that any notice of change of address will not be deemed given until actually received by the party to whom directed.
     8.4 Entire Agreement; Amendment. This Agreement, including the schedules and exhibits, constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations and understandings relating to the subject matter hereof, whether written or oral. This Agreement may not be amended, altered, enlarged, supplemented, abridged, modified, or any provisions waived, except by a writing duly signed by all of the parties to this Agreement.
     8.5 Benefit; Assignability. Subject to the last sentence of this Section, this Agreement is enforceable by, and inures to the benefit of, the parties to this Agreement and their respective heirs, personal representatives, successors and assigns. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by the Buyers without the prior written consent of Navarre and any attempt to do so will be void; provided, however, that Buyers may assign this Agreement, and any of their rights, interests or obligations hereunder, to any affiliate of the Buyers without obtaining such consent of Sellers or Navarre.
     8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same agreement.
     8.7 No Third-Party Rights. Nothing expressed or implied in this Agreement is intended, nor may be construed, to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.
     8.8 Headings. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     8.9 Remedies. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and are in addition to any and all rights, remedies, powers and privileges granted by law, rule, regulation or instrument. The parties agree that, in addition to any other relief afforded under the terms of this Agreement or by Applicable Law, the parties may enforce this Agreement by injunctive or mandatory relief to be issued by or against the other parties, it being understood that both damages and specific performance will be proper modes of relief and are not to be understood as alternative remedies.
[Signature page to follow]

[Signature page to Partnership Interest Purchase Agreement]
     IN WITNESS WHEREOF, this Partnership Interest Purchase Agreement is executed as of the date set forth above.

BUYERS:	SELLERS:

FUNIMATION GP, LLC	NAVARRE CS, LLC

Signed:	Signed:

By:	By:

Its:	Its:

ANIME LP HOLDINGS, LLC	NAVARRE CP, LLC

Signed:	Signed:

By:	By:

Its:	Its:

FUNIMATION LP, LLC	NAVARRE CLP, LLC

Signed:	Signed:

By:	By:

Its:	Its:

NAVARRE:

NAVARRE CORPORATION

Signed:

By:

Its: